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October 12, 2016

Filing Desk

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:  Wells Fargo Master Trust Ð File No. 811-09689

Dear Sir or Madam:

Pursuant to Rule 17g-1(g)(1)(B) of the Investment Company Act of 1940, we are filing on behalf of Wells Fargo Master Trust (the ÒTrustÓ) an amendment to the joint insured fidelity bond to which the Trust is a named insured.

There have been no other amendments to the documents and information relating to the joint insured fidelity bond previously filed on October 4, 2016.

Sincerely,

Johanne Castro

Assistant Secrerary

Not FDIC Insured Ð No Bank Guarantee Ð May Lose Value